EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 26, 2010 relating to the consolidated financial statements and financial statement schedules of Xcel Energy Inc. and subsidiaries and the effectiveness of Xcel Energy Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Xcel Energy Inc. for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
October 18, 2010